As filed with the Securities and Exchange Commission on June 29, 2006
Registration No. 333-___________________

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

CATERPILLAR INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware (State of Incorporation)	37-0602744 (IRS Employer Identification No.)

100 NE Adams Street Peoria, Illinois 61629 (Address of Principal Executive Offices)

Caterpillar Inc. 2006 Long-Term Incentive Plan
(Full Title of the Plan)

James B. Buda
Vice President, Secretary and General Counsel
Caterpillar Inc.
100 NE Adams Street
Peoria, Illinois 61629-7310
(309) 675-4429
(Name, Address and Telephone Number, Including Area Code, of Agent for Service)

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee(2)

Common Stock, par value $1.00	20,000,000 shares (1)	$72.01(3)	$1,440,200,000	$154,101.40

(1)  Together with an indeterminate number of additional shares that may be necessary to adjust the number of shares offered pursuant to the Caterpillar Inc. 2006 Long-Term Incentive Plan (the "Plan") as a result of a stock split, stock dividend or similar adjustment of the outstanding common stock pursuant to Rule 416(a).

(2)  An aggregate of 17,600,000 shares (as adjusted to reflect all stock splits and dividends to date) are being carried forward from those shares previously registered by Registration Statements on Form S-8 (Nos. 333-03609, 333-41464, 333-98197, and 333-115837). Registration fees of were already paid with respect to the shares registered in those filings. The previously registered shares being carried forward, together with the shares registered hereby, represent the total number of shares reserved for issuance under the Plan.

(3)  Estimated solely for the purposes of calculating the registration fee, computed pursuant to Rules 457(c) and (h) under the Securities Act of 1933, as amended, on the basis of the average of the high and low sales prices of a share of Caterpillar Inc. Common Stock, as reported on the New York Stock Exchange - Composite Transactions System on June 22, 2006.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information.*

Item 2. Registrant Information and Employee Plan Annual Information.*

*This Registration Statement relates to the registration of 20,000,000 shares of common stock, par value $1.00 per share, of Caterpillar Inc. (the "Company") to be offered from time to time pursuant to the Caterpillar Inc. 2006 Long-Term Incentive Plan (the "Plan"). Pursuant to Registration Statements filed by the Company on Forms S-8 (Registration No. 333-03609 filed May 13, 1996; No. 333-41464 filed July 14, 2000; No. 333-98197 filed August 15, 2002; and No. 333-115837 filed on May 25, 2004), the Company previously registered 128,000,000 shares of common stock (as adjusted to reflect all stock splits and dividends to date) for use under the Caterpillar Inc. 1996 Stock Option Plan. Of these previously registered shares of common stock, 17,600,000 shares are being carried forward and remain available for issuance under the Plan.

As permitted by Rule 428 under the Securities Act of 1933, as amended (the "Securities Act"), this Registration Statement omits the information specified in Part I of Form S-8. The documents containing the information specified in Part I will be delivered to Plan participants as required by Rule 428(b). Such documents are not being filed with the Securities and Exchange Commission (the "Commission") as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424(b) under the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents have been filed by Caterpillar Inc. ("Caterpillar," the "Registrant" or the "Company") with the Commission pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act") and are hereby incorporated by reference in this Registration Statement:

(a)	Caterpillar's Annual Report on Form 10-K (File No. 1-768) for the fiscal year ended December 31, 2005, filed with the Commission on February 22, 2006 and amended on Form 10-K/A on May 31, 2006;

(b)	Caterpillar's Quarterly Report on Form 10-Q (File No. 1-768) for the fiscal quarter ended March 31, 2006, filed on May 3, 2006;

(c)	Caterpillar's Current Reports on Form 8-K (File No. 1-768) filed with the Commission on June 14, 2006 (two filings);

(d)	Caterpillar's Current Report on Form 8-K (File No. 1-768) filed with the Commission on June 8, 2006;

(e)	Caterpillar's Current Report on Form 8-K (File No. 1-768) filed with the Commission on May 16, 2006 (incorporates Item 8.01 only);

(f)	Caterpillar's Current Report on Form 8-K (File No. 1-768) filed with the Commission on February 22, 2006;

(g)	Caterpillar's Current Report on Form 8-K (File No. 1-768) filed with the Commission on February 10, 2006 (incorporates Item 8.01 only); and

(h)
The description of Caterpillar's Common Stock contained in Form S-3, filed with the Commission on May 6, 1991 (Registration No. 33-40393), including any amendment or report filed with the Commission for the purpose of updating such description.

*In addition, all documents subsequently filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document, all or a portion of which is incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein (or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein) modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.
Not applicable.

Item 5. Interests of Named Experts and Counsel.
Not applicable

Item 6. Indemnification of Directors and Officers.
Section 145 of the General Corporation Law of Delaware authorizes the Company to indemnify its directors and officers under specified circumstances. Article V of the Company's Bylaws provides in effect that the Company shall provide certain indemnification to such persons. Article Ninth of the Company's Restated Certificate of Incorporation provides that a director shall not be liable to the Company or its stockholders for any breach of fiduciary duty except in certain circumstances. The Company has purchased directors' and officers' liability insurance in the amounts and subject to the conditions set forth in such policies.

Item 7. Exemption From Registration Claimed.
Not applicable

Item 8. Exhibits.
The following is a complete list of exhibits filed as a part of this Registration Statement:

Exhibit No.	Description

4.1
Caterpillar Inc. 2006 Long-Term Incentive Plan (included as Exhibit A to the Company's Proxy Statement for its 2006 Annual Meeting of Stockholders filed with the Commission on April 17, 2006 and incorporated herein by reference)

23.1	Consent of PricewaterhouseCoopers LLP

Item 9. Undertakings
(a)	The undersigned Registrant hereby undertakes:
	(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
(i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
(ii)
to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; or

(iii)
to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that if the information required to be included in a post-effective amendment by paragraphs (1)(i) and (ii) above is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement, paragraphs (1)(i) and (ii) shall not apply.

(2)
That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

	(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b)
The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described under Item 6 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Peoria, and the State of Illinois.

CATERPILLAR INC. (Registrant)
June 29, 2006	By:	/s/ James B. Buda

James B. Buda, Secretary

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

June 29, 2006	/s/ James W. Owens	Chairman of the Board, Director and Chief Executive Officer

(James W. Owens)
June 29, 2006	/s/ Stu L. Levenick	Group President

(Stu L. Levenick)
June 29, 2006	/s/ Douglas R. Oberhelman	Group President

(Douglas R. Oberhelman)
June 29, 2006	/s/ Gerald L. Shaheen	Group President

(Gerald L. Shaheen)
June 29, 2006	/s/ Gerard R. Vittecoq	Group President

(Gerard R. Vittecoq)
June 29, 2006	/s/ Steven H. Wunning	Group President

(Steven H. Wunning)
June 29, 2006	/s/ David B. Burritt	Vice President and Chief Financial Officer

(David B. Burritt)
June 29, 2006	/s/ Bradley M. Halverson	Controller and Chief Accounting Officer

(Bradley M. Halverson)

June 29, 2006	/s/ W. Frank Blount	Director

(W. Frank Blount)
June 29, 2006	/s/ John R. Brazil	Director

(John R. Brazil)
June 29, 2006	/s/ John T. Dillon	Director

(John T. Dillon)
June 29, 2006	Eugene V. Fife	Director

(Eugene V. Fife)
June 29, 2006	/s/ Gail D. Fosler	Director

(Gail D. Fosler)
June 29, 2006	/s/ Juan Gallardo	Director

(Juan Gallardo)
June 29, 2006	/s/ David R. Goode	Director

(David R. Goode)
June 29, 2006	/s/ Peter A. Magowan	Director

(Peter A. Magowan)
June 29, 2006	/s/ William A. Osborn	Director

(William A. Osborn)
June 29, 2006	/s/ Charles D. Powell	Director

(Charles D. Powell)
June 29, 2006	/s/ Edward B. Rust, Jr.	Director

(Edward B. Rust, Jr.)
June 29, 2006	/s/ Joshua I. Smith	Director

(Joshua I. Smith)

Exhibit Index

Exhibit No.	Description

4.1
Caterpillar Inc. 2006 Long-Term Incentive Plan (included as Exhibit A to the Company's Proxy Statement for its 2006 Annual Meeting of Stockholders filed with the Commission on April 17, 2006 and incorporated herein by reference)

23.1	Consent of PricewaterhouseCoopers LLP